Exhibit 10.12

SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT to the Asset Purchase Agreement by and among River Hawk Aviation, Inc., a closely held Delaware corporation (“Seller” or the “Company”) and Calvin Humphrey, a resident of Texas (“Humphrey” or the “Shareholder”) on the one hand, and River Hawk Aviation, Inc., f/k/a Viva International, Inc., a Nevada corporation, on the other hand (“Buyer”) dated September 19, 2006, as amended January 10, 2007  (the “Agreement”), entered into this 29th day of August, 2007, amends the Agreement as follows (the “2nd Amendment”):

RECITALS

A.           Seller, the Shareholder and Buyer (collectively, the “Parties”) entered into an Asset Purchase Agreement on September 19, 2006, as amended January 10, 2007;

B.           In furtherance of the Buyers ability to fulfill its obligations in a manner equitable to the Parties to the Agreement, the Parties wish to amend the Agreement in order to restate the terms of consideration; and;

C.           Unless otherwise defined in this 2nd Amendment, capitalized terms have the meaning as defined in the Agreement.

Accordingly, the Parties hereby agree as follows:

1.  Section 2.3 of the Agreement is hereby deleted in its entirety and replaced as follows:

2.3 CONSIDERATION

Consideration.                                 On the Closing Date, Buyer shall purchase from Seller the Assets of Seller in exchange the following consideration (the “Purchase Price”):

(a)	Seller shall receive three million, five hundred thousand (3,500,000) shares of Series A Preferred Stock (“Series A Preferred”);

(b)
Seller shall receive two million (2,000,000) shares of eight percent (8%) Cumulative Series B Convertible Preferred Stock of Buyer (the “Series B Preferred”), which shall have the following designations:

(i)	an annual, cumulative coupon rate of 8%;

(ii)
holders of the Series B Preferred shall have the option to either (a) elect to convert the Series B Preferred shares into common stock of the Company at a ratio of 1:1, on an all or nothing basis or (b) upon 30 days notice put the Series B Preferred shares to the Company or the Company’s designee at a purchase price of One dollar ($1.00) per share (the “Conversion Price”) according to the following schedule (which schedule is not be part of the filed designations but is enforceable under this Agreement) on an all or nothing basis:

1.	five hundred ninety thousand (590,000) shares of Series B Preferred at any time following the Closing;

2.	four hundred seventy thousand (470,000) shares of Series B Preferred at any time following twelve (12) months from the Effective Date;

3.	four hundred seventy thousand (470,000) shares of Series B Preferred at any time following twenty-four (24) months from the Effective Date; and

4.	four hundred seventy thousand (470,000) shares of Series B Preferred at any time following thirty-six (36) months from the Effective Date.

(iii)
Buyer shall have the option, upon five (5) days notice, to repurchase, the Series B Preferred shares from the Series B Preferred shareholders, unless the shareholder(s) elects at such time to convert the shares into common stock of the Company at the Conversion Price, in accordance with the schedule listed in Section 1.01(b)(ii), above; and

2.  Section 2.6 of the Agreement is hereby deleted in its entirety and substituted therefore as is the following:

Closing.  This Agreement shall be closed upon the mutual execution of this 2nd Amendment to the Agreement (the “Closing”).

3.   Except as otherwise provided herein, all other terms of the Agreement, and prior amendments thereto, remain in full force and effect.

9.  This Amendment sets forth the entire understanding and agreement of the parties, and   supersedes any and all prior contemporaneous oral or written agreements or understandings between the parties if in conflict with the subject matter of this Amendment.  This Amendment shall be governed by the laws of the State of Michigan.

10. This Amendment may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date listed above.

RIVER HAWK AVIATION, INC.
a Nevada corporation (Buyer).

/s/ Robert Scott
___________________________
By:  Robert Scott
Its:  Chief Financial Officer and Director

RIVER HAWK AVIATION, INC.
a Delaware corporation (Seller).

/s/ Calvin Humphrey
___________________________
By: Calvin Humphrey
Its: President